News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM ANNOUNCES PICEANCE BASIN ACQUISITION

Bakersfield, CA - January 27, 2006 - Berry Petroleum Company (NYSE:BRY) announced that it has entered into an agreement with a private seller to acquire a 50% working interest in natural gas assets in the Piceance Basin of western Colorado for approximately $150 million in cash. Berry internally estimates 330 billion cubic feet (Bcf) of reserves, which are comprised of 26 Bcf of proved reserves and 304 Bcf of probable reserves. Berry has identified over 600 drilling locations based on 10-acre downspacing.

Robert Heinemann, president and chief executive officer, stated, “This is a tremendous opportunity for Berry as we diversify our portfolio with another long-lived, low geologic risk natural gas asset that is an excellent entry into the prolific Piceance Basin. We will be the operator and own a 50% working interest in 6,314 gross acres targeting gas in the Williams Fork section of the Mesaverde formation. We anticipate that our full-life finding and development cost will be less than $2.20 per thousand cubic feet (Mcf) and are increasing our 2006 capital budget by an additional $30 million to $190 million to develop this resource. We have two rigs dedicated to this project and based on the productivity of this acreage and surrounding producing operations we estimate that we will prove up significant reserves by the end of 2006. We are seeking to add additional drilling rigs to accelerate development and intend to hedge a portion of our future production from the asset.”

The effective date of the transaction is October 1, 2005. Closing is expected by March 1, 2006 and will be funded under the Company’s existing credit facility. The completion of the transaction is subject to certain conditions and there is no assurance that all such conditions will be satisfied.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California and a regional office in Denver, Colorado. Since 2003, Berry has added over 1,000,000 acres to its oil and gas asset portfolio with acreage in California, Utah, Colorado, Kansas, Nebraska and North Dakota.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “will,” “estimates,” “expected,” “anticipate,” “intend,” and others indicate forward-looking statements and important factors which could affect actual results are discussed in Part II of Berry’s Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company’s Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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